Exhibit 10.3

NON-COMPETITION, CONFIDENTIALITY, AND
NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION, CONFIDENTIALITY, AND NON-SOLICITATION AGREEMENT (the “Agreement”) is dated August 22, 2008, between United E-Systems, a Nevada corporation (“Buyer”), Netcom Data Southern Corp., a Georgia corporation (“Company”), and William R. Plummer (“Employee”).

RECITALS:

WHEREAS, pursuant to a Stock Purchase Agreement dated August 22, 2008, to which Buyer and the Company are parties (“Purchase Agreement”; all terms defined in the Purchase Agreement to have the same meanings herein), Buyer acquired all of the outstanding stock of the Company; and

WHEREAS, this Agreement is executed and delivered pursuant to the terms of, and as a condition to the Closing under, the Purchase Agreement, and in connection with an Employment Agreement (“Employment Agreement”) between the Company and Employee executed contemporaneously herewith.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Buyer’s acquisition of the stock of the Company pursuant to the Purchase Agreement, the opportunity for continued employment of the Employee by the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Non-Competition Agreement.  Employee acknowledges that during the three (3) year employment agreement and as long as the salary is paid to employee whether working directly for the company or in an advisory role the employee will not in any way sell any product that competes directly or indirectly with the Company products. Any new vendors developed by Employee will be solely for the benefit of the Company.

2. Exception for Termination without Cause.

As used above “cause” will mean the Employee’s:  (i) conviction (including a plea of guilty or nolo contendere) of, any felony, a misdemeanor involving fraud, acts of dishonesty, or moral turpitude, or any other crime that the Board of Directors of the Company or the Buyer reasonably determines may have a material adverse effect on the reputation of the Company or the Buyer or the performance of Employee’s duties; Buyer’s other employees, contractors, vendors, or third persons, unless Employee’s conduct was authorized by the Board of Directors, the President and Chief Executive Officer or Chairman of the Board of the Company or the Buyer.

3. Confidentiality.  “Confidential Information” shall mean any trade secret or information known to the Employee as a result of his employment or engagement with the Company or the Buyer, both before or after the date of this Agreement (including information originated by the Employee) of a secret, proprietary, or confidential nature relating to the Company or the Buyer and their business operations, including, without limitation, all trade secrets, methods, processes, products, techniques, know-how, marketing strategies and plans, customer and supplier lists and information, data, price lists, and forecasts, unless such information is in the public domain to such an extent as to be readily available to competitors.  The Employee acknowledges that the Confidential Information constitutes a valuable and unique asset of the Company and the Buyer.  The Employee hereby assigns any rights he may otherwise possess in any Confidential Information to the Company.  The Employee agrees that he will not, directly or indirectly, use, communicate, disclose, disseminate, or put in the public domain, any Confidential Information or any other information of a secret, proprietary, confidential, or generally undisclosed nature relating to the business of the Company or the Buyer.

4. Non-Solicitation.  The Employee covenants and agrees that, for a period of two (2) years following the Termination Date, he will not solicit any contractors, appraisers, or employees of the Company or the Buyer or in any way induce them not to continue in their relationship with the Company or the Buyer. Such solicitation can be requested and grated in writing from Employee to Company. An example would be if the Company does away with all outside agents and Employee has the opportunity to use these sales agents.

5. Specific Enforcement; Legal Fees.  The Employee acknowledges that his breach of any of the provisions of this Agreement could result in irreparable and unreasonable harm to the Company and Buyer and that injunctive relief, as well as damages, would be appropriate for a breach of any of such provisions.  If any action or proceeding is brought because of an alleged dispute or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs in connection with such action or proceeding in addition to all other recovery or relief.

6. Severability.  Whenever there is any conflict between any provision of this Agreement and any statute, law, regulation, or judicial precedent, the latter shall prevail, but in each such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring them within the requirement of the law.  In the event that any part, section, paragraph, or clause of this Agreement shall be held by a court of proper jurisdiction to be indefinite, invalid, or otherwise unenforceable, the entire Agreement shall not fail on account thereof, but the balance of this Agreement shall continue in full force and effect unless such construction would be clearly contrary to the intention of the parties or would be unconscionable.

7. Governing Law.  Except as provided below, this Agreement and the agreements contemplated hereby shall be construed in accordance with and governed by the laws of the State of Louisiana without giving effect to the principles of conflict of laws.

8. Jurisdiction and Venue.  Without limiting the right of the Company or the Buyer to pursue their respective rights and remedies under this Agreement (or any judgment obtained in respect thereof) in any appropriate jurisdiction, the Employee hereby irrevocably consents to the jurisdiction and venue of the courts of the State of Louisiana or of any United States court of competent jurisdiction located in the State of Louisiana, to adjudicate any legal action commenced in connection therewith, and waives any objections he may at any time have to such jurisdiction and venue.

9. If, within the three (3) year Employment Agreement Period (EEP), Employee is terminated without cause from day-to-day duties with the Company, compensation of the salary will continue for the entire 3 year contract.  Employee warrants cooperation with Company during the EEP.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above.

                                EMPLOYEE:

                                /s/ William R. Plummer